                                                                    Exhibit 99.0


[BARR LABORATORIES, INC. LOGO]

2 Quaker Road                                            N E W S   R E L E A S E
Pomona, NY 10970
845-362-1100

CONTACT: Carol A. Cox, 845-348-6808 EMAIL:  ccox@barrlabs.com

BARR REPORTS THIRD QUARTER 2003 EPS OF $0.66
Strong Oral Contraceptive Sales Drive Results

POMONA, NEW YORK, APRIL 24, 2003... Barr Laboratories, Inc. (NYSE-BRL) today reported net earnings of $45.9 million, or $0.66 per share on a fully diluted basis for the quarter ended March 31, 2003. This compares to net earnings of $53.1 million or $0.78 per share on a fully diluted basis for the same period of the prior year. Results in the quarter ended March 31, 2002 include estimated earnings of $17 million, or $0.24 per fully diluted share, related to sales of Fluoxetine and an after-tax charge of $1.5 million, or $0.02 per fully diluted share, for costs related to the Company's October 2001 merger with Duramed Pharmaceuticals, Inc.

For the first nine months of fiscal 2003, net earnings were $130.5 million, or $1.90 per fully diluted share, compared to $165.4 million, or $2.43 per fully diluted share for the prior year period, which included estimated earnings of approximately $110 million, or $1.62 per fully diluted share, related to sales of Fluoxetine and an after-tax charge of approximately $24 million or $0.35 per share related to costs incurred in connection with the Duramed merger.

For additional information on the effect of Fluoxetine and merger-related costs on earnings per share in the three and nine months ended March 31, 2002, please see the reconciliation table and the discussion that follows it on the last page of this press release.

Total revenues for the third quarter of fiscal 2003 were $172 million, compared to total revenues of $261 million for the prior year period. Total revenues for the first nine months of fiscal 2003 were $601 million, compared to $980 million for the prior year period.

"Our strong operating results for the quarter were driven by significant year-over-year sales growth from our expanding line of generic oral contraceptives and increasing gross profit margins," said Bruce L. Downey, Barr's Chairman and CEO. "During the quarter, the Company launched five generic pharmaceutical products, including Nortrel(TM) 7/7/7 and Errin(TM) oral contraceptive products, bringing to 13 the number of generic oral contraceptives in our product portfolio."

REVENUES

Product Sales

Total product sales for the third quarter of fiscal 2003 were $169 million, as compared to $256 million in the third quarter of fiscal 2002. For the first nine months of fiscal 2003, total product sales were $595 million, as compared to $963 million for the first nine months of fiscal 2002.

Sales of the Company's generic oral contraceptive product line increased 276% to $83 million for the quarter, as compared to $22 million for the prior year quarter, and increased 275% to $197 million for the nine months ended March 31, 2003, as compared to $53 million for the prior year period. The strong sales growth in the oral contraceptive product line included higher year-over-year sales of the Company's Apri(R) and Aviane(TM) products and market share gains from the nine oral contraceptive products launched in the last twelve months, including initial sales from the Company's Nortrel(TM) 7/7/7 and Errin(TM) products that were launched during the third quarter of fiscal 2003.

Sales of Cenestin(R) (Synthetic Conjugated Estrogens, A), Barr's estrogen-only conjugated estrogen product, were $3.3 million for the quarter, as compared to $10 million in the prior year quarter, and were $26 million for the nine months ended March 31, 2003, versus $30 million in the prior year period. Cenestin sales for the quarter were lower than expected and resulted from significant customer purchases in the second quarter of fiscal 2003 in anticipation of a December 2002 price increase and increased purchases of certain Cenestin package styles that the Company eliminated in the second quarter of fiscal 2003. "Despite the unexpected decline in Cenestin sales, the total number of Cenestin prescriptions written during the third quarter were essentially in line with those written last quarter," said Downey. "As a result, we believe that Cenestin sales should increase significantly in the fourth quarter."

Sales of Tamoxifen, the breast cancer treatment previously distributed and now manufactured by Barr, decreased significantly to $4.5 million for the quarter versus $80 million in the prior year period, and decreased to $117 million for the nine months ended March 31, 2003, versus $307 million in the prior year period. The year-over-year decline in Tamoxifen revenues for the current periods was due to depletion of the Company's distributed Tamoxifen product inventory in December 2002 and the inability to launch its manufactured Tamoxifen product prior to the February 20, 2003 expiration of AstraZeneca's pediatric exclusivity for its Nolvadex(R) brand product. The Company launched its manufactured version of Tamoxifen Citrate, 10 mg and 20 mg Tablets, on February 20, 2003 along with several other generic competitors.

Sales of Fluoxetine decreased from $54 million in the quarter ended March 31, 2002 to $1.3 million for the current quarter, and decreased from $365 million for the nine months ended March 31, 2002 to $5 million for the nine months ended March 31, 2003. This expected decline reflects the impact of the introduction of additional generic versions of Fluoxetine by competitors upon expiration of the Company's exclusivity period on January 29, 2002.

Development and Other Revenue

During the third quarter of fiscal 2003, the Company reported development and other revenue of $3 million, compared to $5 million for the prior year period. For the nine months ended March 31, 2003, development and other revenue totaled $6 million, as compared to $16 million in the prior year period. Revenues for the quarter were primarily related to reimbursable R&D costs associated with the urinary incontinence vaginal ring product currently in development and reimbursement from the U.S. Department of Defense for the Company's Adenovirus vaccine product currently in development.

Proceeds from Patent Challenge Settlement

Proceeds from patent challenge settlement were $8.6 million in the third quarter of fiscal 2003, compared to $7.9 million for the prior year period, and were $26 million in the nine months ended March 31, 2003, as compared to $24 million in the prior year period.

MARGINS

Margins on product sales for the third quarter of fiscal 2003 increased to 67%, up from 46% in the prior year period. For the first nine months of fiscal 2003, margins increased to 56%, up from 41% in the prior year period. The increases in the quarter and for the first nine months reflect increasing sales of higher margin manufactured products, a significant reduction in sales of Fluoxetine, which carries a lower margin as a result of a profit split with a partner, and a significant reduction in sales of the Company's Tamoxifen distributed product, which the Company distributed at a lower margin than its manufactured products until February 2003 when it launched its manufactured version of Tamoxifen.

UPDATE ON R&D ACTIVITIES

Investment in R&D was $21 million for the third quarter of fiscal 2003, compared to $19 million for the same period last year, and $65 million for the nine months ended March 31, 2003, compared to $54 million for the prior year period. The increase in R&D expenses in the quarter ended March 31, 2003 was primarily related to clinical trials associated with generic and proprietary product development, including the development of the Company's DP3 oral contraceptive and its Cenestin product line extension. In addition, the increase reflected headcount and related costs associated with other proprietary development activities, including development activities related to the Company's vaginal ring products.

"During the third quarter we continued to work with the FDA on our New Drug Application (NDA) for the SEASONALE(R) extended cycle oral contraceptive. The NDA is currently under review and, pending final FDA approval, we anticipate launching SEASONALE by fall 2003," Downey continued. "We also continued work on our DP3 extended cycle oral contraceptive product. Patient enrollment in Phase III studies for this extended cycle oral contraceptive is complete."

Generic Drug Applications

During the third quarter of fiscal 2003, Barr received approval for three Abbreviated New Drug Applications (ANDAs) and launched five generic products. The Company currently has 31 ANDAs pending at the FDA. During the quarter, Barr received approval for the generic version of King Pharmaceuticals, Inc.'s Florinef(R) Acetate Tablets; the generic version of AstraZeneca Pharmaceutical, Inc.'s Nolvadex(R); and a generic version of additional strengths of Shire US Inc.'s Adderall(R) Tablets. The Company also launched a generic version of Ortho-McNeil Pharmaceutical, Inc.'s Ortho-Micronor(R) oral contraceptive, which the Company markets under the trademark Errin(TM) and a generic version of Ortho-McNeil Pharmaceutical, Inc.'s Ortho Novum(R) 7/7/7 oral contraceptive, which the Company markets under the trademark Nortrel(TM) 7/7/7.

Patent Challenges

In February 2003, the Company announced the initiation of a patent challenge for Shire Laboratories, Inc. Adderall XR(TM) Capsules, 5 mg, 10 mg, 15 mg, 25 mg and 30 mg. Adderall XR is indicated as an integral part of a total treatment program, which typically includes other measures (physiological, educational, social) for patients with Attention Deficit Hyperactivity Disorder (ADHD). Drug treatment may not be indicated for all children with ADHD.

In April 2003, the Company announced the initiation of a patent challenge for Cephalon, Inc.'s Provigil(R) (Modafinil), 100 mg and 200 mg Tablets. Provigil is indicated to improve wakefulness in patients with excessive daytime sleepiness associated with narcolepsy.

SG&A EXPENSES

SG&A expenses were $34 million for the third quarter of fiscal 2003, compared to $26 million for the same period last year, and $99 million for the nine months ended March 31, 2003, compared to $84 million for the prior year period. Higher SG&A expenses in the quarter ended March 31, 2003 were primarily related to higher costs due to the expansion of the Company's Female Healthcare Sales Force and to higher marketing and promotions costs related to Cenestin and to pre-launch costs for Barr's SEASONALE(R) extended cycle oral contraceptive.

TAX RATE

The effective tax rate for the third quarter of fiscal 2003 was approximately 36%, and 37% for the nine months ended March 31, 2003. The decline in the third quarter rate was primarily due to the recognition of additional net operating losses incurred by Duramed prior to its merger with Barr.

BALANCE SHEET

The Company's cash and marketable securities totaled $446 million at March 31, 2003. Cash flows from operations totaled $34 million for the quarter, as strong operating results more than offset higher working capital. Increases in working capital were primarily due to higher inventories to support pending product launches and lower payables reflecting the timing of tax payments. In addition, the Company funded capital investments of $21 million during the quarter to support on-going expansion of its manufacturing and distribution facilities in Ohio, increased R&D capacity in New York and investments in information technology projects.

BUSINESS DEVELOPMENT

In December 2002, the Company announced that it had signed a letter of intent with Wyeth to acquire the rights to three currently marketed products and an option to acquire the rights to Wyeth's Aygestin(R) progestin product. Also under terms of the letter of intent, Barr would acquire a license for a late stage development oral contraceptive product.

Wyeth and Barr Laboratories have agreed that, following the closing, they will terminate the litigation relating to the anti-trust suit filed in September 2000 by Duramed against Wyeth.

The transaction is subject to completion of due diligence and other conditions, and approval by the Boards of Directors of both Barr and Wyeth, and is now expected to close later this quarter. The Company also noted that excluding the impact of charges associated with the transaction, including a one-time, $20 million payment to Barr's legal counsel in the litigation with Wyeth, it expects the transaction to be accretive. The Company's current earnings estimates do not include any impact from the Wyeth transaction.

OTHER MATTERS

In January 2003, Barr announced that it is relocating its administrative office to a 90,000 square-foot executive office building in Bergen County, New Jersey, early this summer. The Company signed a twelve-year lease on the building, located on Chestnut Ridge Road in Woodcliff Lake. Barr intends to relocate approximately 145 current employees from the 40,000 square-foot facility that has served as its administrative headquarters in Blauvelt, New York since 1993.

On March 17, 2003, Barr distributed approximately 22.2 million additional shares of common stock, resulting from the 3-for-2 stock split announced on February 18, 2003. The stock split was effected in the form of a 50% stock dividend for shareholders of record at the close of business on February 28, 2003. This was Barr's fourth stock split in seven years.

CONFERENCE CALL/WEBCAST

Barr will host a Conference Call at 8:30 AM Eastern time on Thursday, April 24th to discuss third quarter earnings results. The number to call within the United States is: (800) 230-1766 and (612) 326-1004 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on April 24th through 11:59 PM Eastern time April 25th, and can be accessed by dialing (800) 475-6701 in the United States and (320) 365-3844 Internationally and using the access code 682104.

The Conference Call will also be Webcast live on the Internet. To access the live Webcast, simply log on to:
 www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BRL&script=1010&item_id=733751
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Barr Laboratories, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Safe Harbor Statement: To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including those relating to patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods past initial patent terms; market and customer acceptance and demand for our pharmaceutical products; reimbursement policies of third party payors; our ability to market our proprietary products; the successful integration of acquired businesses and products into our operations; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; availability of any product we purchase and sell as a distributor; the regulatory environment; fluctuations in operating results, including spending for research and development, sales and marketing and patent challenge activities; the outcome of the litigation between Wyeth and Natural Biologics, and our resulting ability to have access to the principal raw material for our conjugated estrogens product produced by Natural Biologics and have our loans to Natural Biologics repaid in full; and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, or SEC. Forward looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call site at http://www.prnewswire.com/corp/089750.html. Barr news releases and corporate information are also available on Barr's website (www.barrlabs.com). SEASONALE(R), Cenestin(R) and Apri(R) are registered trademarks and Aviane(TM), Errin(TM) and Nortrel(TM) 7/7/7 are trademarks of Barr Laboratories, Inc. All other trademarks referenced are the property of their respective owners.]

(tables follow)

BARR LABORATORIES, INC. SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)

                                                            THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                 MARCH 31,                    MARCH 31,
                                                           2003            2002          2003          2002
                                                         -------------------------     -----------------------
Revenues:
   Product sales                                         $ 169,006      $ 255,916      $595,389     $ 963,164
   Development and other revenue                             2,917          5,495         5,997        16,440
                                                         -------------------------     -----------------------
Total revenues                                             171,923        261,411       601,386       979,604

Costs and expenses:
   Cost of sales                                            55,182        139,142       260,973       570,040
   Selling, general and administrative                      34,203         26,271        98,604        84,062
   Research and development                                 21,127         18,715        64,710        53,608
   Merger-related costs                                         --          2,356            --        33,295
                                                         -------------------------     -----------------------

Earnings from operations                                    61,411         74,927       177,099       238,599

Proceeds from patent challenge settlement                    8,563          7,937        25,688        23,812
Interest income                                              1,547          1,953         4,728         5,936
Interest expense                                               370            684         1,291         2,925
Other (income) expense                                        (187)            (8)           59        (2,019)
                                                         -------------------------     -----------------------

Earnings before income taxes                                71,338         84,141       206,165       267,441
Income tax expense                                          25,464         31,034        75,687       100,088
                                                         -------------------------     -----------------------

Net earnings                                                45,874         53,107       130,478       167,353

Preferred stock dividends                                       --             --            --           457
Deemed dividend on convertible preferred stock                  --             --            --         1,493
                                                         -------------------------     -----------------------

Net earnings applicable to common shareholders           $  45,874      $  53,107      $130,478     $ 165,403
                                                         =========================     =======================
Earnings per common share - assuming dilution:

Net earnings                                             $    0.66      $    0.78      $   1.90     $    2.43
Weighted average shares - assuming dilution                 69,460         68,348        68,762        68,058

                                                         3/31/2003      6/30/2002
                                                         -------------------------
Cash & cash equivalents                                  $ 401,769      $ 331,257
Accounts receivable                                         87,234        103,168
Other receivables                                           27,115         23,230
Inventory                                                   96,204        151,133
Accounts payable                                            35,333        110,879
Working capital                                            542,364        457,393
Total assets                                               973,063        888,554
Total debt                                                  38,058         41,299
Shareholders' equity                                       821,731        666,532

                                                        THREE MONTHS ENDED MARCH 31,  NINE MONTHS ENDED MARCH 31,
                                                            2003           2002           2003          2002
                                                        ----------------------------  ---------------------------
Cash flow provided by operations                         $  34,484      $  88,209       $152,120     $ 316,396
Capital expenditures                                        20,755         16,108         56,685        32,598

BARR LABORATORIES, INC.

RECONCILIATION OF GAAP-BASED EPS TO PRO FORMA EPS,
EXCLUSIVE OF FLUOXETINE SALES AND DURAMED MERGER COSTS
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2003 AND 2002
(UNAUDITED)

                                                     Three Months Ended         Nine Months Ended
                                                         March 31,                  March 31,
                                                     2003         2002          2003         2002
                                                   --------     --------      --------     --------
Earnings per common share - assuming dilution      $   0.66     $   0.78      $   1.90     $   2.43
Estimated after-tax EPS effect of:
Fluoxetine sales                                         --        (0.24)           --        (1.62)
Duramed merger costs                                     --         0.02            --         0.35
                                                   --------     --------      --------     --------
Earnings per common share - assuming dilution,     $   0.66     $   0.56      $   1.90     $   1.16
net of the estimated after-tax effect of
Fluoxetine sales and Duramed merger costs
                                                   ========     ========      ========     ========

                     Use of Pro Forma Financial Information

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles, the Company is providing this summary to reflect the Company's estimate of earnings from the sales of Fluoxetine, as well as the costs related to the Company's merger with Duramed Pharmaceuticals, Inc. in October 2001.

We believe the table above provides useful information to both management and investors concerning the approximate impact of the contribution from the Prozac patent victory and the costs related to the Duramed merger on EPS in the prior year periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.